SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)       April 3, 2006
ALLIED HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia	0-22276	58-0360550

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Clairemont Avenue, Suite 200, Decatur, Georgia		30030

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code       (404) 373-4285
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Extension of Forbearance Agreement
     On April 3, 2006, Allied Holdings, Inc. (the “Company”) entered into an extension (the “Extension”) to its Forbearance Agreement dated March 9, 2006 (the “Forbearance Agreement”) with respect to the Company’s Debtor-in-Possession Credit Agreement, as amended (the “DIP Facility”), by and among the Company, Allied Systems, Ltd. (L.P.) and certain subsidiaries of the Company, on the one hand, and General Electric Capital Corporation, Morgan Stanley Senior Funding, Inc., Marathon Structured Financing Fund, L.P., GECC Capital Markets Group, Inc., and the other lenders from time to time party thereto (collectively, the “Lenders”). The Extension extends the forbearance term until April 18, 2006. Previously, the forbearance term was to expire on April 3, 2006. Under the terms of the Extension the Lenders will be required to make additional advances of funds to the Company under the DIP Facility as long as the Company is in compliance with the terms of the DIP Facility and the Extension.
     In addition to the conditions to the forbearance set forth in the Forbearance Agreement, the Extension also requires, among other things, (i) the Fixed Charge Coverage Ratio for the rolling 12-month period ending on December 31, 2005, as reflected in the financial information to be delivered to the Lenders being equal to or less than the applicable ratios specified in the Extension; and (ii) the filing by the Company of an emergency motion with the United States Bankruptcy Court for the payment of fees owed in connection with the Forbearance Agreement and the Extension. The terms of the Extension also require the Company to engage a consultant to advise the Company on various issues regarding the operation of the Company’s business. As a result, the Company intends to engage, subject to approval by the Bankruptcy Court, Glass & Associates, Inc. as an operational improvement advisor.
     The Company paid the Lenders a fee in connection with the execution of the Extension and will be obligated to pay the Lenders an additional fee 30 days from the execution thereof, but such additional fee will be waived if the Company and the Lenders enter into an amendment to the DIP Facility. Except as described above, all other terms of the DIP Facility remain in full force and effect.
Item 7.01 Regulation FD Disclosure
     In connection with the Company’s filing of the emergency motion with the United States Bankruptcy Court in connection with the Extension, as described above in response to Item 1.01 above, the Company disclosed that it anticipates that it will not have sufficient availability to meet its working capital needs as early as the end of May of 2006 under the present terms of the DIP Facility. The Company is currently negotiating with the Lenders in an effort to further amend the DIP Facility to obtain additional availability in order to allow the Company to meet its working capital needs. The Company cannot provide assurance as to whether it will be able to amend the DIP Facility or, if amended, whether the additional availability if obtained will be sufficient to allow the Company to meet its working capital needs or whether the Company will be able to remain in compliance with the terms and conditions of the DIP Facility as so amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED HOLDINGS, INC.
Dated: April 4, 2006	By:	/s/ Thomas H. King
		Name:	Thomas H. King
		Title:	Executive Vice President and Chief Financial Officer